Exhibit 10.6

FIRST AMENDMENT TO LEASE

This First Amendment to Lease (“Amendment”), is made and entered into this 23rd day of February, 2004 by and between Mission West Properties, L.P. III, a Delaware limited partnership (“Mission” or “Lessor”) and Intevac Corporation, a California corporation (“Lessee”).

RECITALS

A.	Lessee currently leases from Lessor approximately 119,583 square feet of space located at 3560-3580 Bassett Street, Santa Clara, California (the “Premises”) pursuant to that certain lease dated February 5, 2001 (the “Lease”).

B.	The term of the Lease expires on March 31, 2007.

C.	Lessee has elected and Mission has agreed to extend the term of Lease until March 31, 2012 subject to the terms and conditions set forth herein:

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties hereto agree to amend the Lease as follows:

1.	TERM: The term of the Lease is hereby extended for five (5) years until March 31, 2012..

2.	BASIC RENT: The base rent shall be adjusted to and payable on 4/1/07 as follows:

	Base rent	Estimated CAC	Total
4/1/07 through 3/31/08	$113,604	$2,200	$115,804

*CAC subject to annual adjustment.

Monthly base rent to increase each year by the lesser of: (i) $.05 per square foot per month or (ii) the increase in the Bay Area Consumer Price Index, during the prior year on April 1 of each year during this extended term over the prior year’s rent rounded to the nearest dollar. (Example if consumer price increased by 7% from 4/1/07 to 3/31/08 then the amount of increase would be lesser of $.05 +.95 = $1.00 or $.95 x 107% = $1.0165 times 119,583.)

3.	COMMON AREA CHARGES: Lessee shall continue to pay to Mission its share of common area charges as provided for in the Lease during the extended term.

4.	BROKERAGE COMMISSION: Each party represents and warrants to the other party that it has not utilized or contacted a real estate broker or finder with respect to this Amendment and each party agrees to indemnify and hold each other harmless against any claim, cost, liability or cause of action asserted by any broker or finder claiming through either party. Mission and Lessee agree that Mission shall not be obligated to pay any broker leasing commissions, consulting fees, finders fees or any other fees or commissions arising out of the negotiation and execution of this Amendment or relating to any extended term of the Lease or to any expansion or relocation of the Premises.

5.	LESSEE CERTIFICATION: As a condition of Lessor’s agreeing to this Amendment, Lessee hereby certifies and confirms that as of the date of this Amendment, Lessee is not in violation of any government regulations, ordinances, rules or laws, including those pertaining to Hazardous Waste and/or Hazardous Materials. Lessee is accepting Premises in an “as is” condition.

6.	RATIFICATION OF LEASE: Except as modified herein, the Lease is hereby ratified, approved and confirmed upon all the terms, covenants, and conditions.

7.	AUTHORITY: Each party executing this Amendment represents and warrants that he or she is duly authorized to execute and deliver this Amendment. If executed on behalf of a corporation, that this Amendment is executed in accordance with the by-laws of said corporation (or a partnership that this Amendment is executed in accordance with the partnership agreement of such partnership), that no other party’s approval or consent to such execution and delivery is required, and that this Amendment is binding upon said individual, corporation (or partnership) as the case may be in accordance with its terms.

MISSION WEST PROPERTIES, L.P. III, a Delaware limited partnership		INTEVAC CORPORATION, a Delaware corporation

By:	/s/ Carl E. Berg	By:	/s/ Charles B. Eddy III

	Carl E. Berg		Charles B. Eddy III

Title: CEO of the General Partner		Title: CFO

Date: 2/24/04		Date: 2/23/04